WisdomTree Barclays Yield Enhanced U.S. Aggregate Bond Fund
WisdomTree Barclays Yield Enhanced U.S. Short-Term Aggregate Bond Fund WisdomTree Bloomberg Floating Rate Treasury Fund
WisdomTree CBOE S&P 500 PutWrite Strategy Fund
WisdomTree Managed Futures Strategy Fund


WAIVER AGREEMENT:

Registrant incorporates by reference EX-99.(D)(29) of Form 485BPOS, dated and filed on December21, 2017.
   (SEC Accession No. 0001193125-17-376402)